Exhibit 99.1

Enfusion Announces Tarek Hammoud’s Retirement

March 7, 2022

NEW YORK & LONDON & HONG KONG--(BUSINESS WIRE)--Enfusion, Inc. (“Enfusion”) (NYSE: ENFN), a leading provider of cloud-native investment management software and services, today announced that founder Tarek Hammoud is retiring and will step down as a member of Enfusion’s Board of Directors.

“Tarek has been a great partner in making Enfusion what it is today, and we would not have accomplished the things that we have without his vision, talent, focus, and energy,” said Thomas Kim, Chief Executive Officer of Enfusion. “It has been a great experience working alongside him to accelerate our achievements and create strong momentum for the company. I am excited for Tarek. He has worked incredibly hard and deserves the opportunity to spend more time with his family. I am looking forward to working with our executive leadership team to continue to expand on the original vision and to execute on our strategic initiatives.”

“Since founding Enfusion more than 25 years ago, the company has become a major disruptor in the investment management software industry,” said Hammoud. “I’m incredibly proud of what we have accomplished to date and am excited to see the company’s accomplishments yet to come. We have spent the last few years building an executive team and technology team intended to make my eventual transition smooth and orderly. I leave Enfusion in good hands, knowing that the Board, Thomas and Enfusion’s leadership team will continue to build and enhance the company’s strong market position. Their combined experience, knowledge and passion, as well as that of the current Board, will undoubtedly propel the organization to new heights.”

Enfusion’s other board members include: Thomas Kim; Brad Bernstein, Managing Partner of FTV Capital; Larry Leibowitz, former COO and Board member of NYSE Euronext; Oleg Movchan, Founder and Managing Partner at Gimel Tech Venture; Kathleen DeRose, Clinical Associate Professor of Finance (FinTech) at Stern School of Business (NYU); Roy Luo, Partner at ICONIQ Growth; and Jan Hauser, formerly of GE and PwC.

About Enfusion

Enfusion’s investment management software-as-a-service platform removes traditional information boundaries, uniting front-, middle- and back-office teams on one, cloud-native system. Through its software, analytics, and middle/back-office managed services, Enfusion creates enterprise-wide cultures of real-time, data-driven intelligence, boosting agility, and powering growth. Enfusion partners with 650+ investment managers from 10 global offices spanning four continents.

Source: Enfusion, Inc.

Source Code: ENFN-IR

ENFN-CORP

Contacts:

Investors

Ignatius Njoku

Ignatius.njoku@enfusion.com

Media

Prosek Partners

pro-enfusion@prosek.com